EXHIBIT 11

STERICYCLE, INC. AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

                                                  Three Months Ended        Six Months Ended
                                                      June 30,                  June 30,
                                               ------------------------  ------------------------
                                                  2001         2000         2001         2000
                                               -----------  ----------- ------------  -----------
Numerator:
   Net Income................................ $     5,594  $     3,086  $    10,611  $     6,859
   Preferred stock dividends.................        (649)        (633)      (1,294)      (1,292)
                                               -----------  -----------  -----------  -----------
   Numerator for basic earnings
      per share.............................. $     4,945  $     2,453  $     9,317  $     5,567
   Effective of dilutive securities:
     Preferred stock dividends...............         649          633        1,294        1,292
                                               -----------  -----------  -----------  -----------
   Numerator for diluted earnings
    per share income available to
    common shareholders after
    assumed conversions...................... $     5,594  $     3,086  $    10,611  $     6,859
                                               ===========  ===========  ===========  ===========
Denominator:
  Denominator for basic earnings per share
    Weighted average shares..................  15,405,682   14,792,602   15,323,297   14,784,264
                                               -----------  -----------  -----------  -----------
  Effective of dilutive securities:
    Employee stock options...................     887,690      616,067      847,291      546,645
    Warrants.................................      75,385      149,058       93,871      133,578
    Convertible preferred stock..............   4,483,367    4,359,572    4,465,245    4,359,572
                                               -----------  -----------  -----------  -----------
  Dilutive potential shares..................   5,446,442    5,124,697    5,406,407    5,039,795
                                               -----------  -----------  -----------  -----------
  Denominator for diluted earnings
  per share adjusted weighted
  average shares and assumed
  conversions................................  20,852,124   19,917,299   20,729,704   19,824,059
                                               ===========  ===========  ===========  ===========

Earnings per share - Basic................... $      0.32  $      0.17  $      0.61  $      0.38
                                               ===========  ===========  ===========  ===========

Earnings per share - Diluted................. $      0.27  $      0.15  $      0.51  $      0.35
                                               ===========  ===========  ===========  ===========